================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
[X]  Definitive Proxy Statement              Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           SIERRA PACIFIC RESOURCES
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                      [LOGO OF SIERRA PACIFIC RESOURCES]

Walter M. Higgins
Chairman, President
and Chief Executive Officer                                       April 11, 2001


To Our Stockholders:

     On behalf of the Board of Directors, I am pleased to invite you to attend the 2001 Annual Meeting of the Stockholders of Sierra Pacific Resources, which will be held at 10:00 a.m., Pacific Daylight time, on Monday, May 21, 2001, at the Rio Suite Hotel & Casino, 3700 West Flamingo Road, Las Vegas, Nevada. The formal notice of the Annual Meeting is set forth on the next page.

     The matters to be acted upon at the meeting are described in the attached Proxy Solicitation Statement. During the meeting, you and other stockholders will have the opportunity to ask questions and comment on the Company's operations. Directors, officers, and other employees of the Company will be made available to visit with you before and after the formal meeting to answer whatever questions you may have. In addition to the matters set forth herein, we will also discuss 2000 financial results and our strategic plan for meeting the challenges and seizing the opportunities made available from the profound changes taking place in our industry. Refreshments will be provided before and after the meeting.

     Your views and opinions are very important to the Company. Whether or not you are able to be present at the Annual Meeting, we would appreciate it if you would please review the enclosed Annual Report and Proxy Solicitation Statement. Regardless of the number of shares you own, please execute your proxy card and promptly return it to us in the postpaid envelope.

     We greatly appreciate the interest expressed by our stockholders, and we are pleased that in the past so many of you have voted your shares either in person or by proxy. We hope that you will continue to do so and urge you to return your proxy card as soon as possible.

                                           Sincerely,

                                           /s/ Walter M. Higgins

                           SIERRA PACIFIC RESOURCES
                                6100 Neil Road
                              Reno, Nevada 89511

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 2001
                                 ____________


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sierra Pacific Resources will be held at the Rio Suite Hotel & Casino, 3700 West Flamingo Road, Las Vegas, Nevada, on May 21, 2001, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

     1. To elect three (3) members of the Board of Directors to serve until the Annual Meeting in 2004, or until their successors are elected and qualified;

     2. To transact such other business as may properly come before the meeting, and any or all adjournments thereof;

all as set forth in the Proxy Solicitation Statement accompanying this notice.

     Only holders of record of Common Stock at the close of business on March 16, 2001, will be entitled to vote at the meeting, and any or all adjournments thereof. The transfer books will not be closed.

     Your continued interest as a stockholder in the affairs of your Company, its growth, and development is greatly appreciated by the Directors, officers, and employees who serve you.

                                        By Order of the Board of Directors

                                        WILLIAM E. PETERSON, Secretary

DATED:    April 11, 2001

IF YOU ARE A HOLDER OF COMMON STOCK OF THE COMPANY AND DO NOT EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, IT WILL BE HELPFUL TO US IF YOU WILL READ THE ACCOMPANYING PROXY STATEMENT, THEN MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, AS EARLY AS POSSIBLE.

We thank you for your cooperation.

Mailing Address:  P.O. Box 30150
                  Reno, Nevada  89520-3150

                           SIERRA PACIFIC RESOURCES
                                 6100 Neil Road
                              Reno, Nevada   89511

                                PROXY STATEMENT

                                    -------
                                    General

  This proxy statement is furnished to the holders of Common Stock of Sierra Pacific Resources (hereinafter referred to as the "Company") in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders to be held on Monday, May 21, 2001. The enclosed proxy is solicited on behalf of the Board of Directors of the Company. Every properly signed proxy will be voted.

  A person giving the enclosed proxy has the power to revoke it at any time before it is exercised at the meeting, by written notice to the Secretary of the Company, by sending a later-dated proxy, or by revoking it in person at the meeting.

  The Company will bear the cost of solicitation of proxies by management, including charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of Common Stock. In addition to the use of mail, proxies may be solicited by personal interview, by telephone, by telegraph or electronic wireless medium, or by certain employees without compensation. Corporate Investors, Inc., will assist in the solicitation of proxies at an estimated cost of $4,500. The approximate date on which this proxy statement and the enclosed proxy will first be sent to Stockholders is April 11, 2001.


                      STOCK OUTSTANDING AND VOTING RIGHTS

  Only holders of Common Stock of record on the stock transfer books of the Company at the close of business on March 16, 2001 (the "record date") will be entitled to vote at the meeting. There were 78,475,217 shares of Common Stock outstanding on the record date. Each share of Common Stock is entitled to one vote and a fraction of a share is entitled to the appropriate fraction of a share vote. Under the Company's By-Laws, a majority of the shares issued and outstanding and entitled to vote will constitute a quorum, and a majority of the voting power of shares represented at the meeting will be sufficient to elect Directors. Abstentions and broker non-votes will be counted for purposes of determining a quorum and the number of shares which will constitute a majority of the voting power represented at the meeting.


                             ELECTION OF DIRECTORS

  All Directors elected at the meeting will serve a three-year term ending at the Annual Meeting in 2004, or until their successors are elected and qualified. The shares represented by the enclosed proxy will be voted to elect the three Nominees unless such authority has been withheld. If any Nominee becomes unavailable for any reason, which is not anticipated, the shares represented by the enclosed proxy may be voted for such other persons as may be selected by the Board of Directors of the Company. The affirmative vote of a majority of the voting power represented at the Annual Meeting will be necessary to elect each Nominee. Abstentions and broker non-votes will have the practical effect of withholding authority with respect to a Nominee.

  The following information is furnished with respect to each Nominee for election as a Director and for each Director whose term of office will continue after the meeting.

                                                  Principal Occupation                                   Director
Name of Director              Age                 During Last 5 Years                                      Since
----------------------------------------------------------------------------------------------------------------------
NOMINEES FOR ELECTION FOR A TERM OF THREE YEARS EXPIRING IN 2004
James R. Donnelley            64       Chairman, PMP, Inc., a publishing/distribution company.            1987
                                       Partner, Stet & Query, Ltd., a family-owned investment
                                       company.  Retired Vice Chairman of the Board of R.R. Donnelley
                                       & Sons Company since July 1990. He has been a director of that company since 1976.  He is also a director of Pacific
                                       Magazines & Printing Limited and Chairman of the Board of
                                       National Merit Scholarship Corporation.

Walter M. Higgins             57       Chairman, President and Chief Executive Officer of the Company     2000
                                       since August 8, 2000.  Chairman, President and Chief Executive
                                       Officer of AGL Resources, Inc., from February 1998 to August
                                       2000.  Chairman, President and Chief Executive Officer of the
                                       Company from January 4, 1994, to January 14, 1998.  He is also a director of Aegis Insurance Services, Inc., NEETF, American
                                       Gas Association, and Infrastrux.

John F. O'Reilly              53       Chairman and Chief Executive Officer of the law firm of            1995
                                       Mangels, Butler, Marmaro & O'Reilly, a full service law firm.
                                       Chairman and Chief Executive Officer of Business Resource
                                       Group, and Chairman and Chief Executive Officer of the
                                       O'Reilly Gaming Group, a corporation consisting of various gaming and entertainment related businesses.  He is also a member of the Advisory Council of the UNLV International
                                       Gaming Institute.


Name of Director                                  Principal Occupation                                   Director
And Nominee                   Age                 During Last 5 Years                                     Since
-----------------------------------------------------------------------------------------------------------------------
DIRECTORS WHOSE TERM EXPIRES IN 2003
Edward P. Bliss               66       Consultant, Zurich Scudder Investment Co.; Retired Partner,        1990
                                       Loomis, Sayles & Co., Inc., an investment counsel firm in
                                       Boston, Massachusetts.  He is also a director of Seaboard Oil
                                       Company of Midland, Texas.

Mary Lee Coleman              62       President, Coleman Enterprises.  She also serves on the Board      1980
                                       of First Dental Health Inc.

T.J. Day                      51       Senior Partner, Hale Day Gallagher, a real estate brokerage        1987
                                       and investment company.

Jerry E. Herbst               61       Chief Executive Officer of Terrible Herbst, Inc.  He is a          1990
                                       partner of Coast Resorts.

                                                        Principal Occupation                             Director
Name of Director              Age                       During Last 5 Years                               Since
-----------------------------------------------------------------------------------------------------------------------
DIRECTORS WHOSE TERM EXPIRES IN 2002
Krestine M. Corbin            62       President and Chief Executive Officer of Sierra Machinery           1989
                                       Incorporated since 1984 and a director of that company since
                                       1980.  She also serves on the Twelfth Federal Reserve Bank
                                       District Board.

Fred D. Gibson, Jr.           72       Retired Chairman, President and Chief Executive Officer of          1978
                                       American Pacific Corporation.  He also serves as a Director of
                                       Cashman Equipment and American Pacific Corporation.

James L. Murphy               71       Certified Public Accountant and retired partner of and              1992
                                       consultant to Grant Thornton, L.L.P., an international
                                       accounting and management consulting firm.  He is owner,
                                       independent trustee and general manager of several real estate development projects and numerous rental properties.  He is also a retired Colonel of the United States Air Force Reserve.

Dennis E. Wheeler             57       Chairman, President and Chief Executive Officer of Coeur            1990
                                       d'Alene Mines Corporation since 1986.


   All Directors of Sierra Pacific Resources are Directors of its wholly owned subsidiaries, Sierra Pacific Power Company and Nevada Power Company. Of the other wholly owned subsidiaries, Messrs. Higgins and Murphy are Directors of Lands of Sierra, Inc.; Messrs. Day and Higgins are Directors of Tuscarora Gas Pipeline Company; and Mr. Higgins is a Director of Sierra Pacific Energy Company, Sierra Gas Holdings Company, Sierra Water Development Company, Tuscarora Gas Operating Company, Pinon Pine Corp., Pinon Pine Investment Co., and GPSF-B.

                            DIRECTOR'S COMPENSATION

   Each non-employee Director is paid an annual retainer of $30,000. In keeping with the Board's policy to tie management and Director compensation to overall Company performance and to increase Director share ownership, the Board amended the Non-Employee Director Stock Plan ("Plan") in 1996 to require that a minimum of $20,000 of the annual retainer be paid in Common Stock of the Company. Under other provisions of the Plan, several non-employee Directors elected to receive more Company Stock than the required minimum. This increase in the minimum amount of the annual retainer Directors must take in Company Stock to 66-2/3% insures that all Directors will have a minimum of $100,000 worth of Company Stock after five years of service. In addition to the annual retainer, non-employee Directors of the Company, its subsidiaries, and members of Board committees are paid $1200 for each Board or Committee meeting attended, not to exceed two meeting fees per day regardless of the number of meetings attended. Directors also receive a full meeting fee or partial meeting fee (depending on distance) for travel to attend meetings away from the Director's home. In consideration for their additional responsibility and time commitments, non-employee Directors serving as Committee Chairpersons are also paid an additional $1,000 quarterly.

   The Company's Retirement Plan for Outside Directors, adopted March 6, 1987, was terminated on June 25, 1996. The actuarial value of the vested benefit as of May 20, 1996, for each Director was converted into "phantom stock" of the Company at its fair market value on May 20, 1996. The "phantom stock" is held in an account to be paid at the time of the Director's departure from the Board. All "phantom stock" earns dividends at the same rate as listed stock from the date of conversion and is deemed reinvested in additional shares of such stock.


                          BOARD AND COMMITTEE MEETINGS

   The Board of Directors maintains the following standing committees: Audit, Corporate and Civic Responsibility, Human Resources, and Planning and Finance. The Board also establishes ad hoc committees for specific projects when required.

   The Audit Committee was established in July 1999 to review and confer with the Company's independent auditors and to review the Company's internal auditing program and procedures to ensure that its operations are in compliance with applicable laws, regulations and Company policies. The Directors presently serving on the Audit Committee are Mr. Murphy (Chair), Mses. Coleman and Corbin, and Messrs. Bliss and Gibson. The Audit Committee met six times in 2000.

   The Corporate and Civic Responsibility Committee was formed in July 1999 to assume the duties of the previous Environmental Committee. Among its other duties, this Committee also oversees the Company's environmental policy and performance and provides guidance to executive management on environmental issues as well as overseeing corporate giving and legislative and governmental affairs. The Directors presently serving on the Corporate and Civic Responsibility Committee are Mr. Gibson (Chair), Ms. Corbin, and Messrs. Day, Murphy, and O'Reilly. The Corporate and Civic Responsibility Committee met four times in 2000.

   The Human Resources Committee was formed in July 1999 to consider nominations to the Board of Directors as recommended by Stockholders or others. To be considered, nominations must be submitted in writing to the Committee in care of the Secretary of the Company. This Committee also reviews Director and executive performance, recommends appointments to Board Committees and reviews and recommends to the Board any changes in directors' fees or compensation adjustments for all officers and executives of the Company. The Committee also oversees the Company's pension and 401K benefit programs, and has the responsibility to appoint, discharge and monitor plan money managers, and to review and discharge the fiduciary duties delegated to the Committee under the Company's benefit plans. The Directors presently serving on the Human Resources Committee are Mr. Donnelley (Chair), Ms.

Coleman, and Messrs. Day, Herbst, and Wheeler. The Human Resources Committee met five times in 2000.

   The Planning and Finance Committee was formed in July 1999. This Committee reviews and recommends to the Board the long-range goals of the parent and subsidiary companies, and the type and amount of financing necessary to meet these goals. The Directors presently serving on the Planning and Finance Committee are Mr. Higgins (Acting Chair), Messrs. Bliss, Donnelley, Herbst, O'Reilly, and Wheeler. The Planning and Finance Committee met six times in 2000.

   There were six regularly scheduled and 14 special meetings of the Board of Directors held during 2000. The aggregate meeting attendance of all members of the Board was 95% for Board and Committee meetings.

                           SUMMARY COMPENSATION TABLE

   The following table sets forth information about the compensation of each Chief Executive Officer that served in that position during 2000, and each of the four most highly compensated officers for services in all capacities to the Company and its subsidiaries. Mr. Malquist, who left the Company in April 2000, would have been among the four highest compensated officers had he remained until year end.

                                                                        Long-Term Compensation
                                                                 -----------------------------------
                                       Annual Compensation                Awards             Payouts
                                    -------------------------    -----------------------------------
                                                                              Securities
                                                      Other                      Under-
                                                      Annual     Restricted      Lying                 All Other
       Name and                                       Compen-      Stock        Options/      LTIP      Compen-
       Principal                   Salary   Bonus     sation       Awards         SARS       Payouts    sation
       Position             Year     ($)     ($)        ($)         ($)           (#)          ($)       ($)
         (a)                (b)      (c)    (d)(2)    (e)(3)       (f)(4)        (g)(5)       (h)(6)    (i)(7)
-----------------------------------------------------------------------------------------------------------------
 Walter M. Higgins (1)      2000   215,151        0    33,690      256,000       400,000            0     411,758
  Chairman of the Board,
  President, and Chief
  Executive Officer

 Michael R. Niggli (1)      2000   350,654        0         0            0             0       66,781   3,543,295
  Chairman and Chief        1999   400,000  255,130     1,183            0       123,000      410,306       8,934
  Executive Officer         1998   353,846  216,000    11,161            0             0      115,399      79,743

 Steven W. Rigazio          2000   255,003        0    15,477            0             0       26,713     201,227
  President, Nevada Power   1999   262,075   81,700    60,654            0        36,260      127,712       6,811
  Company                   1998   219,462   30,750    13,712            0             0       29,304       4,800

 Mark A. Ruelle Senior      2000   250,255        0    15,967            0             0       59,357      19,160
  Vice President and Chief  1999   196,654   86,658     7,389            0        61,292            0       8,565
  Financial Officer         1998   192,116   72,843    12,342            0         9,000       50,108       8,974

 Malyn K. Malquist          2000   177,306        0    52,415            0             0      110,977   2,855,202
  President and Chief       1999   352,692  199,875    14,337            0       298,792            0      22,021
  Operating Officer         1998   292,960  180,900    16,486            0        61,000       85,184      15,805

 William E. Peterson        2000   216,203        0    25,943            0             0       59,357      20,926
  Senior Vice President,    1999   200,000   83,053    20,727            0        80,168            0      11,974
  General Counsel and       1998   199,385   71,503    18,918            0         9,000       85,184      29,939
  Corporate Secretary

 Gloria T. Banks-Weddle     2000   209,426        0    16,154            0             0       16,410      15,934
  Vice President,           1999   185,769   57,564    41,358            0        18,220      101,582       7,371
  Corporate Services        1998   177,222   54,000         0            0             0       29,960       4,514

(1) Mr. Niggli resigned from his position of Chairman, President and Chief Executive Officer of Sierra Pacific Resources on July 22, 2000, and Mr. Higgins was named Chairman, President and Chief Executive Officer on August 8, 2000.

(2) The amounts presented for 2000 and 1999, and those for Company executives in 1998, represent incentive pay received pursuant to the Company's "pay for performance" team incentive plan approved by Stockholders in May 1994. The 1998 amounts for the Nevada Power Company ("NVP") executives represent pay received according to the NVP Short-Term Incentive Plan. All of the amounts are reported in the year they were earned, although payment may have occurred in a subsequent reporting period. The Board of Directors has elected not to grant payment of the 2000 incentive pay to the executives.
(3) For the executives listed, except Mr. Malquist, these amounts represent Personal Time Off payouts. Of the amount reported for Mr. Malquist, $17,687.17 represents the difference between the price paid by the executive, upon the exercise of non-qualified stock options, and the fair market value on the date of purchase; the remainder, $34,727.49, represents the payment of dividend equivalents.
(4) Upon rehire, Mr. Higgins was awarded a restricted stock grant of 16,000 shares with the payment of dividend equivalents. On the date of grant the value of this award was $256,000 at $16.00 per share. At December 31, 2000, the value of the grant was $257,000 at $16.0625 per share. The grant will vest on condition of continued employment on the vesting date over a four year period in the following manner:

                 September 2002    4,000 shares
                 September 2003    4,000 shares
                 September 2004    8,000 shares

(5) As a result of the August 1, 1999, merger with NVP, all Company nonqualifying stock options outstanding as of that date were converted at a ratio of 1.44:1. For the pre-merger Company executives, the 1999 option amounts include the number of new shares issued during the year, as well as the total number of shares that were converted for that employee. For 1998 the amounts are the same as those presented in prior years and do not reflect the conversion. Also, the 2000 Non-qualified Stock Options were granted in August of 1999, therefore they are included in the 1999 amounts.
(6) The Long-term incentive payouts for the Company executives, for the three-year period January 1, 1997, to December 31, 1999, were not approved for payment by the Company's Board of Directors; therefore, zero amounts are shown in 1999 for the pre-merger Company executives. In 1999, NVP executives received a lump sum payout of all their performance shares as a result of the August 1, 1999, merger.
(7)  Amounts for all Other Compensation include the following for 2000:

                                                                                                      Gloria T.
                     Walter M.      Michael R.    Steven W.    Mark A.     Malyn K.      William E.     Banks
   Description        Higgins        Niggli        Rigazio     Ruelle      Malquist       Peterson      Weddle
-----------------------------------------------------------------------------------------------------------------
Company               $ 10,200    $   10,200     $ 10,200     $10,200    $   10,200      $10,200       $10,200
contributions to
the 401K deferred
Compensation plan

Company-paid             2,444         1,844        5,499       5,499           917        5,499         4,149
portion of
Medical/Dental/
Vision Benefits

Company                                                         2,785         4,497        3,391
contributions to
the nonqualified
deferred
compensation plan

Imputed income on        1,233           955          653         328           253          728           715
group term life
insurance
premiums paid by
the Company

Insurance                              1,116                      348           558        1,107           870
premiums paid
for executive
term life polices

Moving Expense                        32,323
Reimbursement

Additional             397,881
Compensation
upon Rehire/1/

Non-Qualified                                                               249,666
Pension Payments

Severance/Stay                     3,496,856      184,875                 2,589,111
Agreement
payments

Total                 $411,758    $3,543,295     $201,227     $19,160    $2,855,202      $20,925       $15,934
-----------------------------------------------------------------------------------------------------------------

/1/ The reasons for and components of this payment are described in the Report of the Human Resources Committee on Executive Compensation and Chief Executive Officer Compensation.

                   OWNERSHIP OF STOCK BY DIRECTORS, NOMINEES
                     FOR DIRECTORS, EXECUTIVE OFFICERS AND
                           CERTAIN BENEFICIAL OWNERS

Voting Stock

     So far as the Company knows, no person, firm or corporation owned beneficially more than 5% of the shares of Common Stock outstanding on the record date.

     The table below sets forth the shares of Sierra Pacific Resources Common Stock beneficially owned by each Director, nominee for Director, the Chief Executive Officer, and the four other most highly compensated executive officers. No Director, nominee for Director or executive officer owns, nor do the Directors and executive officers as a group own, in excess of one percent of the outstanding Common Stock of the Company. Unless otherwise indicated, all persons named in the table have sole voting and investment power with respect to the shares shown.

                                            Shares
                                          Beneficially           Percent of Total Shares
                                          Owned as of                Outstanding as of
   Name of Director or Nominee           March 15, 2001               March 15, 2001
---------------------------------     --------------------     ---------------------------
Edward P. Bliss                                     26,637
Mary L. Coleman                                    165,895
Krestine M. Corbin                                  19,636
Theodore J. Day                                     34,172
James R. Donnelley                                  34,459     No director or nominee
Fred D. Gibson Jr.                                  21,580     for director owns in excess
Jerry E. Herbst                                     13,902     of one percent
Walter M. Higgins                                   30,010
James L. Murphy                                     18,513
John F. O'Reilly                                    12,733
Dennis E. Wheeler                                   17,552
                                      --------------------
                                                   395,089
                                      ====================


                                               Shares
                                             Beneficially          Percent of Total Shares
                                             Owned as of              Outstanding as of
        Executive Officers                  March 15, 2001             March 15, 2001
---------------------------------        --------------------     -------------------------
Walter M. Higgins                                      30,010
Michael R. Niggli (1)                                       0
Steven W. Rigazio                                      31,660     No executive officer owns
Mark A. Ruelle                                         50,286     in excess of one percent.
William E. Peterson                                    69,275
Gloria T. Banks-Weddle                                 14,825
                                         --------------------
                                                      196,056
                                         ====================
All Directors and executive officers
 as a group (a)(b)(c)                                 739,782
                                         ====================
--------------

(1) Mr. Niggli resigned from his position of Chairman, President and Chief Executive Officer of Sierra Pacific Resources on July 21, 2000, and Mr. Higgins was named Chairman, President and Chief Executive Officer on August 8, 2000.

(a) Includes shares acquired through participation in the Employee Stock Purchase Plan and/or 401(k) Plan.

(b) The number of shares beneficially owned includes shares which the executive officers currently have the right to acquire pursuant to stock options granted and performance shares earned under the Executive Long-Term Incentive Plan. Shares beneficially owned pursuant to stock options granted to Messrs. Higgins, Rigazio, Ruelle, Peterson, Ms. Banks Weddle, and Directors and executive officers as a group are 0, 16,407, 47,244, 60,316, 13,891, and 261,881 shares, respectively. Shares beneficially owned as a result of performance shares earned by Messrs. Higgins, Rigazio, Peterson, Ruelle, Ms. Banks Weddle, and Directors and executive officers as a group are 0, 1,521, 3,042, 3,042, 934, and 14,506 shares, respectively.
     Additionally, 16,000 shares are beneficially owned by Mr. Higgins pursuant to restricted stock grants.

(c) Included in the shares beneficially owned by the Directors are 97,683 shares of "phantom stock" representing the actuarial value of the Directors' vested benefits in the terminated Retirement Plan for Outside Directors. The "phantom stock" is held in an account to be paid at the time of the Director's departure from the Board.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows all grants of options to the named executive officers of Sierra Pacific Resources in 2000. Pursuant to Securities and Exchange Commission (the "SEC") rules, the table also shows the present value of the grant at the date of grant. The exercise price of all options is the market value of the stock as listed on the New York Stock Exchange at the time the options are granted.

---------------------------------------------------------------------------------------------------
                                   Individual Grants (1)
------------------------------------------------------------------------------------
                                             Percent of
                           Number of           Total
                          Securities        Options/SARs
                          underlying         Granted to      Exercise                      Grant
                           Options/          Employees       of Base                        Date
                             SARs            in Fiscal        Price       Expiration      Present
        Name                Granted            Year          ($/Sh)          Date          Value
       (a) (1)                (b)             (c) (2)          (d)         (e) (3)        (f) (4)
---------------------------------------------------------------------------------------------------
Walter M. Higgins           400,000          100.00%        $16.00       02/18/2009     $1,520,635
     08/04/2000 Grant

Michael R. Niggli              0                0              0              0              0

Steven W. Rigazio              0                0              0              0              0

Mark A. Ruelle                 0                0              0              0              0

Malyn K. Malquist              0                0              0              0              0

William E. Peterson            0                0              0              0              0

Gloria T. Banks                0                0              0              0              0
Weddle
---------------------------------------------------------------------------------------------------

(1) Under the Company's executive long-term incentive plan, a grant of 400,000 shares of nonqualifying stock options was made on August 4, 2000. One-quarter of this grant vests annually commencing one year after the date of the grant, and is dependent on certain performance criteria.

(2) The total number of nonqualifying stock options granted to all employees in 2000 was 400,000. All of the executives, except Mr. Higgins because his employment did not begin until 2000, were granted their year 2000 shares on the date of the NVP & SPR merger, August 1, 1999. As a result, these grants were reported in 1999.

(3) Mr. Higgins' grant will expire on either his 65th birthday, 02/18/09, or one year from his date of retirement, whichever occurs first.

(4) The hypothetical grant-date present values are calculated under the Black-Scholes Model. The Black-Scholes Model is a mathematical formula used to value options traded on stock exchanges. The assumptions used in determining the option grant date present value listed above include the stock's average expected volatility (30.49%), average risk free rate of return (6.14%), average projected dividend yield (4.81%), the stock option term (9.5 years), and an adjustment for risk of forfeiture during the vesting period (4 years at 3%). No adjustment was made for non-transferability.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

     The following table provides information as to the value of the options held by the named executive officers at year-end measured in terms of the closing price of Sierra Pacific Resources common stock on December 31, 2000.


                                                      Number of Securities           Dollar
                                                           Underlying         Value of Unexercised
                                                           Unexercised             in-the-Money
                                                         Options/SARS at          Options/SARS at
                            Shares                       Fiscal Year-End          Fiscal Year-End
                          Acquired on       Value          Exercisable/             Exercisable/
      Name                  Exercise       Realized       Unexercisable            Unexercisable
      (a)                     (b)            (c)              (d)                      (e)
----------------------------------------------------------------------------------------------------
Walter M. Higgins              0              0               0/400,000                0/25,000
Michael R. Niggli              0              0                       0                       0
Steven W. Rigazio              0              0            4,320/31,940                       0
Mark A. Ruelle                 0              0           25,032/36,260                       0
Malyn K. Malquist         14,107         17,687                       0                       0
William E. Peterson            0              0           42,899/37,269               28,412/ 0
Gloria T. Banks-Weddle         0              0            2,640/15,580                       0
----------------------------------------------------------------------------------------------------

(c) Related to the exercise of the options reported in (b), Mr. Malquist received dividend equivalents totaling $34,727.

(e) Pre-tax gain. Value of in-the-money options based on December 31, 2000, closing trading price of $16.0625 less the option exercise price.

                       LONG-TERM INCENTIVE PLANS - AWARDS
                              IN LAST FISCAL YEAR

     The Executive Long-Term Incentive Plan (LTIP) provides for the granting of stock options (both nonqualified and qualified), stock appreciation rights
(SARs), restricted stock performance units, performance shares and bonus stock to participating employees as an incentive for outstanding performance. Incentive compensation is based on the achievement of pre-established financial goals for the Company. Goals were established for customer satisfaction, total shareholder return (TSR) compared against the Dow Jones Utility Index and annual growth in earnings per share (EPS).

     The following table provides information as to the performance shares granted to the named executive officers of Sierra Pacific Resources in 2000. Nonqualifying stock options granted to the named executives as part of the LTIP are shown in the table "Option/SAR Grants in Last Fiscal Year."


                                                         Estimated Future Payouts Under Non-Stock
                                                                     Price-Based Plans
                                                         -----------------------------------------
                                        Performance or
                         Number of       Other Period
                       Shares, Units         Until
                          or Other       Maturation or   Threshold       Target        Maximum
        Name               Rights           Payout           $              $             $
        (a)                 (b)               (c)         (d) (1)        (e) (2)       (f) (3)
--------------------------------------------------------------------------------------------------
Walter M. Higgins          10,164          3 years        $132,132       $264,264      $462,462
Michael R. Niggli             0               0               0              0             0
Steven W. Rigazio           2,900          3 years        $ 37,700       $ 75,400      $131,950
Mark A. Ruelle              2,900          3 years        $ 37,700       $ 75,400      $131,950
Malyn K. Malquist             0               0               0              0             0
William E. Peterson         2,900          3 years        $ 37,700       $ 75,400      $131,950
Gloria T. Banks             1,300          3 years        $ 16,900       $ 33,800      $ 59,150
 Weddle
----------------------------------------------------------------------------------------------------

(1) The threshold represents the level of TSR and EPS achieved during the cycle which represents minimum acceptable performance and which, if attained, results in payment of 50% of the target award. Performance below the minimum acceptable level results in no award earned.
(2) The target represents the level of TSR and EPS achieved during the cycle which indicates excellent performance and which, if attained, results in payment of 100% of the target award.
(3) The maximum represents the maximum payout possible under the plan and a level of TSR and EPS indicative of exceptional performance which, if attained, results in a payment of 175% of the target award.

     All levels of awards are made with reference to the price of each performance share at the time of the grant.

                                 PENSION PLANS

     The following table shows annual benefits payable on retirement at normal retirement age 65 to elected officers under the Company's defined benefit plans based on various levels of remuneration and years of service which may exist at the time of retirement.



Highest Average          Annual Benefits for Years of Service Indicated
Five-Years           -------------------------------------------------------
Remuneration           15 Years    20 Years   25 Years   30 Years   35 Years
---------------      -------------------------------------------------------
   $ 60,000             $ 27,000   $ 31,500   $ 36,000   $ 36,000   $ 36,000
   $120,000             $ 54,000   $ 63,000   $ 72,000   $ 72,000   $ 72,000
   $180,000             $ 81,000   $ 94,500   $108,000   $108,000   $108,000
   $240,000             $108,000   $126,000   $144,000   $144,000   $144,000
   $300,000             $135,000   $157,500   $180,000   $180,000   $180,000
   $360,000             $162,000   $189,000   $216,000   $216,000   $216,000
   $420,000             $189,000   $220,500   $252,000   $252,000   $252,000
   $480,000             $216,000   $252,000   $288,000   $288,000   $288,000
   $540,000             $243,000   $283,500   $324,000   $324,000   $324,000
   $600,000             $270,000   $315,000   $360,000   $360,000   $360,000
   $660,000             $297,000   $346,500   $396,000   $396,000   $396,000
   $720,000             $324,000   $378,000   $432,000   $432,000   $432,000


     The Company's noncontributory Retirement Plan provides retirement benefits to eligible employees upon retirement at a specified age. Annual benefits payable are determined by a formula based on years of service and final average earnings consisting of base salary and incentive compensation. Remuneration for the named executives is the amount shown under "Salary" and "Incentive Pay" in the Summary Compensation Table. Pension costs of the Retirement Plan to which the Company contributes 100% of the funding are not and cannot be readily allocated to individual employees and are not subject to Social Security or other offsets.

     During 2000, a change was made to the policy for calculating credited years of service; now, the first year of service is recognized as credited.
Reflecting this change, the years of credited service for the named executives are as follows: Mr. Higgins, 7.1; Mr. Niggli, 0; Mr. Malquist, 0; Mr. Rigazio, 16.5; Mr. Ruelle, 3.8; Mr. Peterson, 14.5; and Ms. Banks Weddle, 26.5.

     A supplemental executive retirement plan (SERP) and an excess plan are also offered to the named executive officers. The SERP is intended to ensure the payment of a competitive level of retirement income to attract, retain and motivate selected executives. The excess plan is intended to provide benefits to executive officers whose pension benefits under the Company's retirement plan are limited by law to certain maximum amounts.

     In addition, the Company has entered into an agreement with Mr. Peterson crediting him with four years of service for prior years service with his previous employer, most of which was dedicated to performing legal services for the Company and SPPC, and an additional one-half year credit for each year of service with the Company for the first ten years of his employment.

                             SEVERANCE ARRANGEMENTS
                             ----------------------

     Individual severance allowance contracts exist for the named executive officers which provide for severance pay, payable in a lump sum or by purchase of an annuity, if within two years after a change in control of the Company, there is a termination of employment by the Company related to such change in control, or a termination of employment by the employee for good reason, in each case as described in the contracts. In these circumstances, officers are entitled to a severance allowance not to exceed an amount equal to 36 months of the officer's base salary and any bonus and the continuation for up to 36 months of participation in the Company's group medical and life insurance plans.
Change in control is defined in the plans as, among other things, a dissolution or liquidation, a reorganization, merger or consolidation in which the Company is not the surviving corporation, the sale of all or substantially all the assets of the Company (not the sale of a work unit) or the acquisition by any person or entity of 30% or more of the voting power of the Company.

     In addition, several merger-related and merger-conditioned severance arrangements have been entered into between the Company and several executives, which are described in the section "Certain Relationships and Related Transactions.

                               PERFORMANCE GRAPH

     The line graph below compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's (S&P) Composite-500 Index and the Dow Jones Utilities Index for a five-year period commencing December 31, 1995, and ending December 31, 2000.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
              AMONG SIERRA PACIFIC RESOURCES, THE S & P 500 INDEX
                       AND THE DOW JONES UTILITIES INDEX


---------------------------------------------------------------------------------------------------------------------------
                                             12/31/95      12/31/96      12/31/97      12/31/98      12/31/99      12/31/00
                                             ------------------------------------------------------------------------------
SIERRA PACIFIC RESOURCES                       $100         $128.91      $175.07        $183.75       $ 87.37       $ 90.45
---------------------------------------------------------------------------------------------------------------------------
STANDARD & POORS 500                           $100         $122.96      $163.98        $210.84       $255.22       $231.98
---------------------------------------------------------------------------------------------------------------------------
DOW JONES UTILITIES                            $100         $109.10      $134.19        $159.52       $149.91       $226.01
---------------------------------------------------------------------------------------------------------------------------

*$100 invested on 12/31/95 in stock or index, including reinvestment of dividends.  Fiscal year ending December 31.
---------------------------------------------------------------------------------------------------------------------------

                         REPORT OF THE AUDIT COMMITTEE

          The Audit Committee, described in the section "Board and Committee Meetings," has adopted and maintains a written charter which was approved by the full Board of Directors. The Committee reviews and reassesses the adequacy of its charter on an annual basis. A copy of the charter is attached hereto as Exhibit A. In accordance with its written charter, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. The Committee Chair, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the CFO, Controller, and independent auditors prior to public release, and the entire Committee reviewed and discussed the Annual Report on Form 10-K before recommending its adoption and filing by the Board with the Securities and Exchange Commission.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. A statement of audit fees and all other fees charged by the auditors is set forth immediately following this report.

     The Committee also discussed with management, the internal auditors, and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

     The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

     The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2000, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment of the independent auditors and the Board concurred in such recommendation.

     All members of the Audit Committee are independent as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Standards. No member of the Committee has any relationship with the Company that might interfere with the exercise of independence from management of the Company. Each member is financially knowledgeable and the Chairman is a CPA and retired partner of and consultant to Grant Thornton, an international accounting and management consulting firm.

     Members of the Audit Committee:
          Edward P. Bliss                     Fred D. Gibson, Jr.
          Mary Lee Coleman                    James L. Murphy, Chair
          Krestine M. Corbin

Audit Fees
----------

     The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively "Deloitte"), for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000, and for the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for that fiscal year were $358,620.

All Other Fees
--------------

          The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees," for the fiscal year ended December 31, 2000, were $555,230, and primarily relate to work performed in connection with filings made with the Securities and Exchange Commission and debt financings. The Audit Committee has considered and determined that the provision of these services is compatible with maintaining the principal accountant's independence.


                    REPORT OF THE HUMAN RESOURCES COMMITTEE
                           ON EXECUTIVE COMPENSATION

     In 1994, Sierra Pacific Resources Directors and Stockholders approved a compensation plan designed to tie executive pay to the Company's overall performance as well as to their own achievements as individuals. To review, the guiding principles of the pay-for-performance plan are:

     . To encourage executive involvement in creating long-term Stockholder value by emphasizing the executive's ownership of Company Stock.
     . To tie cash awards to specific goals set for the Company, the executive's business unit, and the individual.
     . To make improved customer satisfaction, as measured by outside surveys, a specific element of the performance program.
     .    To tie compensation to both annual and long-term strategic plans.
     . To be able to attract and retain executives of the high caliber vital to long-term Company success.
     . To relate base pay to industry standards but to require superior performance in order to receive payouts above those standards.

     The plan sets base salaries for executives at a 50/50 blend of median levels for comparably sized companies in utility and general industries, with additional "at risk" compensation, which is awarded on condition that goals designed to increase Stockholder value are satisfied or exceeded. The at-risk portion is based on competitive data for comparable positions which is assembled and evaluated by independent consultants and is set at the 50th percentile of general industry companies with annual revenues of $1-$3 billion. The expectation is that total cash compensation will exceed the competitive market in good performance years and fall below market if performance is below average.

     Long-term performance share grant incentives are based on meeting or exceeding financial performance, operational, and/or customer satisfaction goals established by the Board at the beginning of each cycle. In 2000, the long-term grants reported on the table comprised 10% to 15% of an executive's position rate. These stock grants, which include dividend equivalents provided goals are met, cover a period of three years commencing on January 1, 2000. They are earned by meeting requirements for annual growth in earnings per share and total Stockholder return in comparison with the S&P utilities index, as measured over the three-year period of the award.

     The 2000 grants did not include any non-qualified stock option grants except for the CEO, as discussed in the Report on Chief Executive Office Compensation below. The year 2000 options were granted to the executive group on the date of the NVP and SPR merger. As a result, these grants were reported in 1999.

     For the past several years, including 2000, the Board of Directors commissioned Towers Perrin to review the Company's executive compensation strategy and levels of compensation. For 2000, the Committee determined not to increase base salary position rates for the officer group as a whole, except for an across-the-board inflation adjustment.

     The annual cash incentive plan contemplates a payment in cash or stock based on achieving pre-established goals based on revenue growth, cost reductions, customer satisfaction, and/or earnings improvement. Mid-term awards in restricted stock are based on achievement of goals tied to performance over a period ranging from one to three years and includes factors such as execution and achievement of strategies tied to long-term value, such as market performance and overall operational efficiencies. The long-term program provides for an opportunity to earn amounts ranging from 27% to 140% (CEO) of base pay in performance shares and options, paid 60% in options, which vest 33-1/3% per year, and 40% in performance shares subject to achieving pre-established goals designed to increase Stockholder value. Long-term awards of stock options are ultimately based on recognition that long-term Stockholder value is the ultimate indication of the degree of success. Due to the financial performance of the Company and its financial condition as a whole, no annual incentive or mid-term grants were awarded to the executive group as a whole for the year 2000.

     1998 long-term grant opportunities paid in 2001 were earned over a period of six to 24 months. Targets were based on timeliness of closing the NVP merger and achievement of merger savings. Despite the Company's financial performance, which was principally related to rising fuel and purchased power costs which the operating companies could not fully recover in retail electric rates, the Company realized over $30,000,000 in savings within 12 months of the closing of the merger with Nevada Power, which occurred approximately 14 months after merger announcement. Those extraordinary achievements resulted in an award of performance shares of 162.5% of target, and are reflected in the summary compensation table.


                      CHIEF EXECUTIVE OFFICER COMPENSATION

     Under the Company's compensation plan, CEO compensation is based on the same guiding principles established for the executive group as a whole.

Mr. Higgins
-----------

     On August 4, 2000, the Company elected Walter M. Higgins as President, Chief Executive Officer and Chairman of the Board under terms and conditions of an employment offer. The terms and conditions of that agreement essentially replicate Mr. Higgins' compensation and benefits package provided by his previous employer, AGL Resources, and make him whole for benefits and compensation lost, forgone, or otherwise forfeited as a result of his accepting employment with the Company.

     The Board of Directors engaged Towers Perrin to evaluate Mr. Higgins' offer prior to consummating it in order to assure that it was consistent with Company policy to compensate its senior executives, including the Chief Executive Officer, at or near the midpoint of the competitive market for base salary and incentive compensation opportunities for executives of comparably sized companies in general industry.

     The employment agreement with Mr. Higgins provides for an annual base salary of $590,000, participation in the Company's short-term incentive program at 65% of base pay, and participation in the Company's long-term incentive program approved by Stockholders at 140% of base salary. These programs are described in the Human Resources Committee Report on Executive Compensation provided above. Under the agreement, Mr. Higgins was also paid $387,881, representing 83% of the incentive payment he would have earned as of September 30, 2000, and would have been paid had he remained at AGL Resources, Inc., until November 1, 2000. The agreement also provides that Mr. Higgins would receive one-half of 38% of the year 2000 Company annual incentive opportunity provided he satisfied expectations of the Board during the remainder of the year, and one-half of 38% of the year 2000 award opportunity based on the same goals and under the same terms and conditions as exist for the officer group as a whole. The Committee determined that Mr. Higgins achieved his performance goals and therefore earned one-half of the 38%, but consistent with its decision not to pay any incentive award to the officer group as a whole, elected not to award Mr. Higgins any annual incentive compensation for FY 2000. Future payments will be based on corporate and personal performance targets established under terms and conditions of the plan. The agreement also provides that Mr. Higgins will be paid long-term incentives in accordance with the terms of the plan approved by Stockholders in 1994, which contemplates a performance share grant of 13,200 shares effective January 2001, to be earned over a three-year period under performance measurements relating to financial performance and total Stockholder return. Effective January 1, 2001, he also received 104,000 non-qualified stock options, which will vest at one-third per year. As with the officer group as a whole, the strike price will be fixed at the average daily closing price of the stock on the New York Stock Exchange for the 30-day period January 1-31. In addition, Mr. Higgins will be eligible to receive on a pro-rata basis (28 of 36 months) the 2000-2002 performance share grants, which are also earned based on targets relating to financial performance and total Stockholder return. Mr. Higgins also received a one-time restricted stock grant of 16,000 shares with dividend equivalents, grossed-up for taxes, which will vest over a four-year period. Mr. Higgins is required to accumulate and maintain, over five years, two times annual compensation in Company stock, and was also granted 400,000 non-qualified stock options at a strike price based on the closing stock price on the day he accepted employment with the Company, which will vest 25% per year or sooner if certain price threshold levels are met. Mr. Higgins is also eligible to participate in the Company's Supplemental Executive Retirement Plan and was provided credit for all previous years of service with the Company, plus all years served at AGL Resources or Louisville Gas & Electric, with benefits reduced by any qualified benefits received from that prior employment. Mr. Higgins was also provided $2,000,000 of life insurance coverage at Company expense and is otherwise eligible to participate in all employer-sponsored health, pension, benefit, and welfare plans. In the event Mr. Higgins is terminated by the Company for any reason other than cause (as defined in the agreement), he will receive one year's base salary and annual incentive payment, subject to execution of an appropriate release and non-compete covenants. In the event of a termination resulting from a change in control, within 24 months following a change in control of the Company (as defined in the agreement either
(a) by the Company for reasons other than cause (as defined in the agreement),
(b) death or disability, or (c) by Mr. Higgins for good reason as defined in the agreement, including a diminution of responsibilities, compensation, or benefits (unless, with respect to reduction in salary or benefits, such reduction is applicable to all senior executives of the Company and the acquirer)), he will receive certain payments and benefits. This severance payment and benefit include (i) a lump sum payment equal to three times the sum of his base salary and target bonus, (ii) a lump sum payment equal to the present value of the benefits he would have received had he continued to participate in the Company's retirement plans for an additional three years (or, in the case of the Company's Supplemental Executive Retirement Plan only, the greater of three years or the period from the date of termination until the executive's early retirement date, as defined in such plan), and (iii) continuation of life, disability, accident and health insurance benefits for a period of 36 months immediately following termination of employment.

     Under the employment agreement, Sierra Pacific will pay any additional amounts sufficient to hold Mr. Higgins harmless for any excise tax that might be imposed as a result of being subject to the federal excise tax on "excess parachute payments" or similar taxes imposed by state or local law in connection with receiving any compensation or benefits that are considered contingent on a change in control.

     A change in control for purposes of the Employment Agreement occurs (i) if the Company merges or consolidates, or sells all or substantially all of its assets, and less than 65% of the voting power of the surviving corporation is owned by those Stockholders who were Stockholders of the Company immediately prior to such merger or sale; (ii) any person acquires 20% or more of the Company's voting stock; (iii) the Company enters into an agreement or the Company or any person announces an intent to take action, the consummation of which would otherwise result in a change in control, or the Board of

Directors of the Company adopts a resolution to the effect that a change in control has occurred; (iv) within a two-year period, a majority of the Directors of the Company at the beginning of such period cease to be directors; or (v) the Stockholders of the Company approve a complete liquidation or dissolution of the Company.

Mr. Niggli
----------

     Michael Niggli served as Chief Executive Officer from July 28, 1999, to July 21, 2000, at which time his employment was terminated by the Board of Directors. His year 2000 compensation and benefits were not adjusted from that which was reported in last year's Committee Report to Stockholders. As a result of his termination, Mr. Niggli was entitled to receive the compensation and benefits under his employment contract, which was entered into in connection with the July 1999 merger of NVP and the Company which was approved by Stockholders in 1998. Under the terms of that contract, Mr. Niggli received the severance payments set forth in the summary compensation table, principally consisting of three times base pay and annual incentive award, earned but unpaid performance shares as of the date of termination, three years additional retirement, and extended health and medical benefits. The terms and conditions of that contract are described in the section "Certain Relationships and Related Transactions."

     Members of the Human Resources Committee
     Theodore J. Day               Jerry E. Herbst
     Mary Lee Coleman              Dennis E. Wheeler
     James R. Donnelley, Chair


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT

     Mr. Peterson, formerly a partner with the law firm of Woodburn and Wedge, became Senior Vice President and General Counsel for Sierra Pacific Resources in 1993. Woodburn and Wedge, which has performed legal services for Sierra Pacific Power Company since 1920 and for Sierra Pacific Resources and all of its subsidiaries from their inception, continues to perform legal work for the Company. Mr. Peterson's spouse, an equity partner in the firm since 1982, has performed work for the Company since 1976 and continues to do so from time to time.

     Susan Oldham, a former employee of Sierra Pacific Power Company specializing in water resources law, planning and policy, accepted the Company's voluntary severance offering in December 1995. Ms. Oldham is the spouse of Steven C. Oldham, Senior Vice President, Corporate Development and Strategic Planning, for the Company. Ms. Oldham, a licensed attorney in Nevada and California, has continued to perform specialized legal services in the water resources area for the Company on a contract basis.

CHANGE IN CONTROL AGREEMENTS

     The Company has entered into change in control severance agreements with Gloria Banks Weddle, Jeffrey L. Ceccarelli, Matt H. Davis, Steven C. Oldham, William E. Peterson, Douglas R. Ponn, Mark A. Ruelle, Mary O. Simmons, and Mary Jane Reed. These agreements provide that, upon termination of the executive's employment within 24 months following a change in control of the Company (as defined in the agreement either (a) by the Company for reasons other than cause (as defined in the agreements), (b) death or disability, or (c) by the executive for good reason as defined in the agreement, including a diminution of responsibilities, compensation, or benefits (unless, with respect to reduction in salary or benefits, such reduction is applicable to all senior executives of the Company and the acquirer), the executive will receive certain payments and benefits. These severance payments and benefits include (i) a lump sum payment equal to three times the sum of the executive's base salary and target bonus,
(ii) a lump sum payment equal to the present value of the benefits the executive would have received had he continued to participate in the Company's retirement plans for an additional three years (or, in the case of the Company's Supplemental Executive Retirement Plan only, the greater of three years or the period from the date of termination until the executive's early retirement date, as defined in such plan), and (iii) continuation of life, disability, accident and health insurance benefits for a period of 36 months immediately following termination of employment. The agreements also provide that if any compensation paid, or benefit provided, to the executive, whether or pursuant to the change in control agreements, would be subject to the federal excise tax on "excess parachute payments," payments and benefits provided pursuant to the agreement will be cut back to the largest amount that would not be subject to such excise tax, if such cutback results in a higher after-tax payment to the executive. The Board of Directors entered into these agreements in order to attract and retain excellent management and to encourage and reinforce continued attention to the executives' assigned duties without distraction under circumstances arising from the possibility of a change in control of the Company. In entering into these agreements, the Board was advised by Towers Perrin, the national compensation and benefits consulting firm described above, and Skadden, Arps, Slate, Meagher & Flom, an independent outside law firm, to insure that the agreements entered into were in line with existing industry standards, and provided benefits to management consistent with those standards. The Company declined to renew these contracts in 2000, and they will expire on December 31, 2001, unless renewed or replaced before that time.

EMPLOYMENT AGREEMENTS

Walter M. Higgins
-----------------

     Mr. Higgins' employment contract is discussed in the Human Resources Committee Report on Executive Compensation.

Mr. Niggli and Mr. Malquist
---------------------------

     In connection with the 1999 merger of Sierra Pacific Resources and NVP, the Company entered into Employment Agreements with Messrs. Niggli and Malquist. Messrs. Niggli and Malquist are sometimes hereinafter individually referred to as the "Executive." The Employment Agreements became effective on July 28, 1999, and had a term of three years.

     Pursuant to the Employment Agreements, Mr. Niggli served as Chairman and Chief Executive Officer of the Company, and Mr. Malquist served as President and Chief Operating Officer of the Company and Chief Executive Officer of NVP and Sierra Pacific Power Company.

     Each Executive's Employment Agreement provided that he would receive annual base salary commensurate with his position and level of responsibility, as determined by the Company's Board (or compensation committee thereof), but not less than the Executive's annual base salary as in effect immediately prior to the Merger. Each Employment Agreement also provided that the Executive would be eligible to participate in any annual incentive and long-term cash incentive plans applicable to executive and management employees that are authorized by the Board. The Executives were also entitled to participate in all employee benefit plans in which senior executives of the Company are entitled to participate, in certain fringe benefits, and in the supplemental retirement plans in which they participated immediately prior to the Merger.

     If during the term of the employee agreement the Company terminated the employment of the Executive for reasons other than cause (as defined in the agreement), death or disability, or the Executive terminated his employment for good reason (as defined in the employment agreement), the Executive would receive, in addition to all compensation earned through the date of termination and coverage and benefits under all benefit and incentive plans to which he is entitled pursuant to the terms thereof, a severance payment equal to three times the sum of his annual base salary and target annual bonus. In addition, the Executive would continue to receive health benefits (i.e., medical insurance, etc.) and life benefits on the same terms and conditions as existed prior to his termination for 36 months following his termination (the "Continuation Period"). The Company also agreed to pay any additional amounts sufficient to hold the Executive harmless for any excise tax that might be imposed as a result of being subject to the federal excise tax on "excess parachute payments" or similar taxes imposed by state or local law in connection with receiving any compensation or benefits that is considered contingent on a change in control. Mr. Malquist's employment was terminated on April 18, 2000, and Mr. Niggli's employment was terminated on July 21, 2000, in each case under circumstances which entitled the Executive to the termination benefits described above and as set forth in the summary compensation table. As a result of these terminations, Mr. Malquist received a total payment (including a gross-up for excise taxes) of $2,589,111, and Mr. Niggli received a total payment (including a gross-up for excise taxes) of $3,496,856.

Steven W. Rigazio
-----------------

     On August 31, 2000, the Company entered into an employment agreement with Steven W. Rigazio, President of NVP. Under the terms of the agreement, Mr. Rigazio will be paid $255,000 in annual base salary, subject to adjustment if the Board determines that an adjustment is appropriate. In addition, Mr. Rigazio is entitled to receive annual incentive and long-term compensation in accordance with the terms and conditions of existing plans as apply to the officer group as a whole. If Mr. Rigazio becomes disabled during the course of his employment, he will be entitled to receive 100% of base salary for six months, and any annual incentive pay for which he would otherwise be eligible during the year he first went on disability. At the expiration of any short-term disability, Mr. Rigazio would be eligible for long-term disability under the Company's long-term disability plan and will continue to be covered by the Company's medical, vision, and dental plans during all of such time and will continue to earn years of service under the Retirement Plan until age 65 at which time he will be required to retire. During such time, he will also receive life insurance benefits substantially similar to those he was entitled to receive before going on short-term disability or long-term disability. If Mr. Rigazio dies before age 55 (the Retirement Plan's earliest retirement date), his surviving spouse will be eligible to receive the Retirement Plan's pre-retirement death benefit at the time Mr. Rigazio would have become 55. If Mr. Rigazio dies while on short-term disability or long-term disability, his surviving spouse will be eligible for SERP benefits as if Mr. Rigazio were 62 and will be paid an annuity on the date of death, or when Mr. Rigazio would have reached age 55, whichever occurs later. In addition, the Company will continue to provide the Employee's spouse and eligible dependents all medical coverage so long as they are not covered by other plans.

     In addition to salary, the Company will also pay Mr. Rigazio $1,109,250 in six $184,875 installments beginning on October 1, 2000, and ending July 2002. If Mr. Rigazio is terminated or dies, any remaining balance will be paid to his estate or surviving spouse.

David G. Barneby
----------------

     On June 19, 1999, NVP entered into a retention agreement effective on the date of the merger with David G. Barneby, Vice President, Generation, which provides him with benefits which he would have been entitled to receive had he voluntarily terminated his original May 13, 1998, employment agreement with NVP. The agreement provides, in addition to base pay and any incentive pay or long-term pay accrued during the period of his employment, an additional $600,890 in cash, payable in substantially equal quarterly installments commencing on October 1, 1999, and ending on July 31, 2002. If employment is terminated during the term or if the employee dies during the term, any remaining and unpaid installments shall be paid to the employee or to his heirs. If the employee is terminated or retires, then the employee shall, in addition, receive the economic equivalent to an enhancement of his retirement allowing for payment in cash of the present value of the average early retirement benefit calculated on the basis of the greater of actual age or age 55, and an additional five years of age or years of service or a combination thereof to maximize retiree medical benefits. The employee is also entitled to 24 months of employee health and life benefits in amounts substantially equivalent to those in effect immediately prior to termination.

     In the event any payments or benefits or distributions thereof under the contract or any other agreements, policies, or plans of the Company would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code by reason of being considered contingent on a change of control, then the employee is entitled to receive an additional payment equal to such excise tax.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP, the Company's independent public accountants, has been selected to conduct an audit and to report on the Company's financial statements for the years 2000 and 2001.

     The Company's financial statements, and the financial statements of subsidiary companies for the year ended December 31, 2000, were audited by Deloitte & Touche LLP. A representative of Deloitte and Touche will be present at the Annual Meeting to answer questions from Stockholders and will have an opportunity to make a statement if desired. The auditors fees for year 2000 and the Audit Committee's review of auditor independence is set forth in the Report of the Audit Committee above.


                            DISCRETIONARY AUTHORITY

     The Company has no knowledge of any matters to be presented for action by the Stockholders at the meeting other than as set forth herein. However, the enclosed proxy gives discretionary authority to the persons named therein to act in accordance with their best judgment in the event that any additional matters should be presented.


                      DEADLINE FOR STOCKHOLDERS PROPOSALS

     Proposals of Stockholders intended to be presented at the 2002 Annual Meeting of Stockholders must be received on or before December 12, 2001, for inclusion in the proxy materials relating to that meeting. Any such proposals should be sent to William E. Peterson, Secretary, Sierra Pacific Resources, P.O. Box 30150, Reno, NV 89520-3150.


                                 ANNUAL REPORT

     In order to exercise prudent judgment, Stockholders are invited to examine the financial statements contained in the Company's Annual Report for 2000, a copy of which has been mailed to all Stockholders of record through the close of business on March 16, 2001.

                                                                       EXHIBIT A

                            SIERRA PACIFIC RESOURCES
                                AUDIT COMMITTEE
                                    CHARTER

          One committee of the Board of Directors will be known as the Audit Committee (the "Committee"). Only independent Directors may serve on the Committee. An independent Director is free of any relationship that could influence his or her judgment as a Committee member. An independent Director may not be associated with a major vendor, consultant, or customer of the Company unless the customer is a recipient of tariffed service. When there is any doubt about independence, the Director should recuse himself from any decisions that might be influenced by that relationship.

          The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the Stockholders and others, the systems of internal controls management and the Board of Directors have established, and all audit processes.

A.   General Responsibilities

     1. The Committee provides open avenues of communications among the internal auditors, the independent accountants, and the Board of Directors.

     2. The Committee must report all committee actions to the full Board and make appropriate recommendations.

     3. The Committee has the power and authority to conduct or authorize investigations and inquiries into all matters within the Committee's scope of authority. The Committee is authorized to retain consultants or others as it needs to assist it in discharging its responsibilities.

     4. The Committee will meet at least four (4) times a year and more frequently as circumstances dictate. The Committee Chair has the power to call a Committee meeting whenever he or she deems necessary. The Committee may ask members of management or others to attend the meeting and provide any information or reports the Committee deems necessary or appropriate.

B. Responsibilities for Engaging Independent Accountants and Reviewing and Ratifying the Appointment of the Internal Auditor

     1. The Committee will select the independent accountants for the annual Company audit. The Committee's selection is subject to approval by the full Board of Directors. The Committee also will review and set any fees paid to the independent accountants and review and approve dismissal of the independent accountants.

     2. The Committee will review and have veto power over the appointment, replacement, reassignment, or dismissal of the Director of Internal Audit.

     3. The Committee will confirm and assure the independence of the internal auditor and the independent accountants, including a review of management consulting services provided by the independent accountant and the fees paid for them.

     4. The Committee will consider, in consultation with management and the independent accountant and the Director of Internal Audit, the audit scope and procedural plans made by the internal auditors and the independent accountants.

     5. The Committee will listen to management and the primary independent accountant if either thinks there might be a need to engage additional auditors. The Committee will decide whether to engage an additional firm and, if so, which one.

     6. The Committee will make sure that the Director of Internal Audit and the independent accountants coordinate the internal and external audits. The purpose of coordinating these efforts is to assure completeness of coverage, reduce redundancy, and use of audit resources effectively.

C. Responsibilities for Reviewing Internal Audits, the Annual External Audit, and the Review of Quarterly and Annual Financial Statements

     1. The Committee will ascertain that the independent accountants view the Board of Directors as its client, that it will be available to the full Board of Directors at least annually, and that it will provide the Committee with a timely analysis of significant financial reporting issues.

     2. The Committee will ask management, the Director of Internal Audit, and the independent accountants about significant risks and exposures and will assess management's steps to minimize them.

     3. The Committee will review the following with the independent accountants and the Director of Internal Audit:

         a. The adequacy of the Company's internal controls, including computerized information system controls and security.

         b. Any significant findings and recommendations made by the independent accountants or internal audit, together with management's responses to them.

         c. The auditor's qualitative judgments about the appropriateness, quality, not just the acceptability, of accounting principles and financial disclosures and how aggressive (or conservative) the accounting principles and underlying estimates are.

     4. Shortly after the annual examination is completed and periodically after quarterly financial reports, the Committee will review with management and the independent accountants:

         a. The Company's annual financial statements and related footnotes.

         b. The independent accountants' audit of and report on the financial statements.

         c. Any serious difficulties or disputes with management encountered during the course of the audit.

         d. Anything else about the audit procedures or findings that GAAS requires the auditors to discuss with the Committee.

     5. The Committee will consider and review with management and the Director of Internal Audit:

         a. Any significant findings during the year and management's responses to them.

         b. Any difficulties the internal auditor encountered while conducting audits, including any restrictions on the scope of their work or access to required information.

         c. Any changes to the planned scope of management's internal audit plan that the Committee thinks advisable.

         d. The Internal Audit Department's budget and staffing.

         e. The Internal Audit Department's charter.

         f. Whether the Internal Audit Department has complied with the Institute of Internal Auditing's Standards for the Professional Practice of Internal Auditing.

     6. The Committee will review with management annual filings with the SEC and other published documents containing the Company's financial statements and will consider whether the information in the filings is consistent with the information in the financial statements.

     7. The Committee will review the interim financial reports with management, the independent accounts, and the Director of Internal Audit before those interim reports are released to the public or filed with the SEC or other regulators.


D.   Periodic Responsibilities

     1.  Review and update the Committee's charter annually.

     2. Review policies and procedures covering officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of those areas by the internal auditor or the independent accountants.

     3. Review legal and regulatory matters that may have a material effect on the organization's financial statements.

     4. Meet with the Director of Internal Audit, the independent accountants, and management in separate executive sessions to discuss any matters the Committee or these groups believe should be discussed privately with the Committee.

     5. Periodically review claims, litigation, and other contingent liabilities asserted against or involving the Company.

Adopted:   September 20, 1999

SIERRA PACIFIC RESOURCES                    This Proxy is Solicited on behalf of
                                                         the Board of Directors.

The undersigned hereby appoints Walter M. Higgins and James L. Murphy or either of them, each with full power of substitution, proxies to vote all shares of Common Stock of Sierra Pacific Resources which the undersigned may be entitled to vote at the Annual Meeting of the Stockholders to be held on May 21, 2001, and at any and all adjournments thereof:

1. TO ELECT THE MEMBERS OF THE BOARD OF DIRECTORS.
   For all nominees listed below                      Withhold authority to vote
   (except as written to the contrary below) [_]      for all nominees [_]

           James R. Donnelley      Walter M. Higgins     John F. O'Reilly

(INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee's name on the space provided below.)

________________________________________________________________________________

2. WITH DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR" ALL NOMINEES IN ITEM 1.


                                          Please sign below exactly as your name
                                          appears on this card, including the
                                          title "Executor", "Trustee", etc., if
                                          the same is indicated. When stock is
                                          held by a corporation, this proxy
                                          should be executed by an authorized
                                          officer thereof.

                                          ______________________________________
                                          Signature

                                          ______________________________________
Dated: ___________________ , 2001         Signature if held jointly
 Please mark, sign, date and
 return the proxy card using
 the enclosed envelope.